Exhibit 10.1
July 25, 2023

Mr. Jose E. Almeida
Chairman and CEO
Baxter International, Inc.
One Baxter Parkway
Deerfield, IL 60015

UPDATED TERMS OF EMPLOYMENT

Dear Joe,

The independent members of the Board of Directors of Baxter International Inc. (the Company) believe your leadership and contributions are essential to achieving the successful transformation the Company is undertaking and want to extend your tenure as Chairman and CEO (subject to the Board’s annual election process).  This letter is intended to replace your original employment letter/agreement dated October 28, 2015 and your updated terms of employment letter dated March 12, 2020, and to continue the following terms of your ongoing employment:

•Your annual salary will continue to be $1,300,000, which will be reviewed each year at the same time as other executive officers, when the independent members of the Board may approve an increase but not a reduction unless commonly applied to all executive officers.

•You will continue to be eligible to participate in the Company’s annual cash bonus program. Your target bonus will continue at 165% of your annual salary. The target bonus will be reviewed each year at the same time as other executive officers when the independent members of the Board may approve an increase but not a reduction unless commonly applied to all executive officers. The actual bonus you will receive will continue to vary depending on both business performance and your individual performance, as determined by the independent members of the Board.

•You will continue to be eligible to participate in the long-term incentive (LTI) program for senior management. Your current annual LTI target grant value will continue to be $11,000,000 and your current LTI grant-value mix will continue to be 25% stock options, 25% restricted stock units, and 50% performance share units (PSUs). Please note that the LTI grant-value mix and your target grant value are reviewed annually for all executive officers and are subject to change, including based on market competitiveness and the Company’s financial performance. All LTI awards are made pursuant to the Baxter International 2021 Incentive Plan, as may be amended or replaced with a successor plan from time to time (Equity Plan) and will be subject to the terms and conditions of the Equity Plan and applicable award agreement.

•As agreed in your March 12, 2020 letter, starting with your 2020 LTI grant, and for all of your future regular annual LTI grants, you are or will be eligible for a “Qualifying Retirement” as defined in the applicable award agreement under the Equity Plan based on attaining age 60. Please note that the above definition of a Qualifying Retirement will be unique to the LTI grants specified in this paragraph and will not apply to one-off or special awards made to you under the Equity Plan (unless the terms of such special awards specifically contemplate its application).

•Commencing as of the date of this letter, you will be eligible to use the Company aircraft or, if unavailable, charter aircraft for personal use up to 50 hours per calendar year (prorated for 2023 based on the date of this letter) (the Aircraft Allowance). Any personal usage above this amount will require reimbursement under current processes pursuant to your Aircraft Time Sharing Agreement with the Company entered into in March 2018 (the Time Sharing Agreement) and the Company’s
Baxter International Inc.
One Baxter Parkway / Deerfield, Illinois 60015
T 224.948.2000

aircraft usage policies as in effect from time to time. You will also be responsible for all associated taxes from imputed income in connection with or arising from the Aircraft Allowance; the Company is not providing you with any gross-up in connection with such taxes. The Time Sharing Agreement otherwise remains in effect in accordance with its terms.

•You will continue to be eligible for the existing severance agreement that applies in the event of a change in control of the Company (CIC Agreement).

•Outside the context of the CIC Agreement, if your employment is terminated, other than (a) by the Company for Cause or (b) by you without Good Reason, the Company will continue to provide you not more than sixty days following your Date of Termination of employment with a lump-sum separation payment equal to two times your annual base salary and annual target bonus as of the Date of Termination, as well as health-care coverage described in the CIC Agreement; provided you have properly executed within the applicable timeframe and not timely revoked a customary release of claims in a form reasonably acceptable to the Company. In exchange, you agree to continue to abide by the non-competition, non-solicitation, and non-disparagement provisions provided in Section 9 of the CIC Agreement outside the context of the CIC Agreement. Please note that the capitalized terms in this paragraph have the meanings provided in the CIC Agreement without regard to whether a CIC has occurred.

•Baxter provides comprehensive health-and-welfare benefits, executive physical examinations, an Employee Stock Purchase Plan (ESPP), and a 401(k) Plan. In all cases, your participation and coverages will continue the same as now. Please note that Baxter’s benefit program is subject to change and any such change would supersede this letter.

•You will continue to be eligible to participate in Baxter’s U.S. Deferred Compensation Plan, as in effect from time to time, where you may elect to defer eligible compensation (base salary and annual bonus) and receive Company contributions in respect to amounts above the Internal Revenue Service limits set for qualified 401(k) plans.

•You will continue to be eligible for five weeks of vacation per year.

•Your employment will continue to be “at-will,” meaning that you or the Company may end your employment at any time and for any reason.

•All payments to you from the Company will continue to be subject to tax and other withholding and deductions, as required or permitted by applicable law and Company policies.

•All payments and awards to you from the Company will continue to be subject to Baxter’s Executive Compensation Recoupment Policy.

All consideration to be paid or provided to you by the Company is intended to comply with or be exempt from Section 409A of the Internal Revenue Code (the Code), so you are not subject to penalties that may be imposed under 409A. For purposes of Section 409A, each payment made under this letter will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. This letter shall be interpreted consistent with that intent, and, to the extent any provision hereof would result in your payment of such taxes or penalties, this letter would be amended in a manner to bring it into compliance with 409A and preserve as possible the economic value of the relevant consideration. Notwithstanding any provision of this letter to the contrary, if and solely to the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to
Baxter International Inc.
One Baxter Parkway / Deerfield, Illinois 60015
T 224.948.2000

“specified employees” (as defined in Section 409A) any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following your date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

The letter will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within that state, without giving effect to the conflict of laws provisions thereof.

Please indicate your written acceptance of by signing below with knowledge that the Board looks forward to your continued successful leadership of a truly outstanding organization that you helped to build.

Sincerely,

Baxter Board of Directors by

Brent Shafer, Lead Director

/s/ Brent Shafer__________________________________

Nancy M. Schlichting, Compensation and Human Capital Committee Chair

/s/ Nancy M. Schlichting____________________________

Cathy R. Smith, Nominating, Corporate Governance & Public Policy Committee Chair

/s/ Cathy R. Smith________________________________

Accepted by:

Jose E. Almeida

/s/ Jose E. Almeida__________________________________
Baxter International Inc.
One Baxter Parkway / Deerfield, Illinois 60015
T 224.948.2000